Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of ZVUE Corporation of our report dated August 3, 2007 on the financial statements of eBaum’s World, Inc. for the years ended December 31, 2006 and 2005, included in Form 8-K filed on November 5, 2007.

/S/ SALBERG & COMPANY, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
December 11, 2007